                                                                    Exhibit 10.1



                                 CELERITEK, INC.

                      CHANGE OF CONTROL SEVERANCE AGREEMENT

         This Change of Control Severance Agreement (the "Agreement") is made and entered into effective as of November 22, 2002 (the "Effective Date"), by and between Tamer Husseini (the "Employee") and Celeritek, Inc., a California corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Section 1 below.

                                    RECITALS

         A. It is expected that the Company from time to time will consider the possibility of a Change of Control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.

         B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his employment and to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

         C. In recognition of Employee's longstanding service with the Company during which time Employee's leadership has been fundamental to the Company's development and in order to provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee's termination of employment in connection with a Change of Control.

                                    AGREEMENT

         In consideration of the mutual covenants herein contained and the continued employment of the Employee by the Company, the parties agree as follows:

         1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

            (a) Cause. "Cause" shall mean (i) the Employee's willful, repeated failure to substantially perform his duties (except due to physical or mental illness), if the Employee fails to cure within fifteen (15) days after there has been delivered to the Employee from the Company written notice of such failure;
(ii) a willful act by the Employee that constitutes gross misconduct and is injurious to the Company; (iii) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of the Employee; or (iv) the Employee's conviction of or plea of no contest to a felony.

            (b) Change of Control. "Change of Control" shall mean the occurrence of any of the following events:

                (i) the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets;

                (ii) the approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

                (iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the total voting power represented by the Company's then outstanding voting securities; or

                (iv) a change in the composition of the Board, as a result of which fewer than sixty-six percent (66%) of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

            (c) High Bonuses. "High Bonuses" shall mean the two (2) highest annual bonuses paid by the Company for the preceding five (5) fiscal years, payable in a lump sum.

            (d) Involuntary Termination. "Involuntary Termination" shall mean:

                (i) without the Employee's express written consent, a significant reduction of the Employee's title, authority, duties, position or responsibilities relative to the Employee's title, authority, duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee of such title, authority, position, duties and responsibilities, unless the Employee is provided with comparable title, authority, duties, position and responsibilities; provided, however, that a reduction in title solely by virtue of the Company being acquired and made part of a larger entity shall not constitute an "Involuntary Termination";

                (ii) without the Employee's express written consent, a material reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction;

                (iii) without the Employee's express written consent, a reduction by the Company of the Employee's base salary or bonus as in effect immediately prior to such reduction;

                (iv) without the Employee's express written consent, a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is materially reduced;

                (v) without the Employee's express written consent, the relocation of the Employee's principal place of employment to a facility or a location more than thirty (30) miles from his current location;

                (vi) any purported termination of the Employee by the Company which is not effected for Cause or for which the grounds relied upon are not valid; or

                (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 7 below.

            (e) Termination Date. "Termination Date" shall mean the effective date of any notice of termination delivered by one party to the other hereunder.

         2. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied.

         3. At-Will Employment. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company's then existing employee benefit plans or policies at the time of termination.

         4. Severance Benefits.

            (a) Involuntary Termination in Connection with a Change of Control. If the Employee's employment with the Company terminates as a result of an Involuntary Termination at any time within twenty-four (24) months after a Change of Control or within three (3) months on or before a Change of Control, and the Employee signs and does not revoke a standard release of claims with the Company in a form acceptable to the Company, then the Employee shall be entitled to the following severance benefits:

                (i) three (3) times the Employee's annual base salary as in effect as of the date of such termination, less applicable withholding, payable in a lump sum within thirty (30) days of the Involuntary Termination;

                (ii) three (3) times the average of the High Bonuses, less applicable withholding, payable in a lump sum within thirty (30) days of the Involuntary Termination;

                (iii) all stock options granted by the Company to the Employee prior to the Change of Control shall become fully vested and exercisable as of the date of the termination to the extent such stock options are outstanding and unexercisable at the time of such termination and all stock subject to a right of repurchase by the Company (or its successor) that was purchased prior to the Change of Control shall have such right of repurchase lapse with respect to all of the shares;

                (iv) to the extent eligible on the date of termination, the Employee will be permitted to convert his coverage under the Company's life insurance plan to an individual policy for six (6) months from the date of the Employee's termination, at no additional after-tax cost than the Employee would have had as an employee. To the extent such individual coverage cannot be provided without jeopardizing the tax status of the Company's life insurance plan, for underwriting reasons or otherwise, the Company shall pay the Employee an amount such that the Employee can purchase such benefits separately at no greater after-tax cost to the Employee than he would have had if the benefits were provided to the Employee as an employee; and

                (v) reimbursement by the Company of the group health continuation coverage premiums for the Employee and the Employee's eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA") as in effect through the lesser of (x) eighteen (18) months from the date of such termination, (y) the date upon which the Employee and the Employee's eligible dependents become covered under similar plans, or (z) the date the Employee no longer constitutes a "Qualified Beneficiary" (as such term is defined in Section 4980B(g) of the Code); provided, however, that the Employee will be solely responsible for electing such coverage within the required time period.

            (b) Voluntary Resignation in Connection with a Change of Control. If the Employee's employment with the Company terminates as a result of a voluntary resignation within ninety (90) days following a Change of Control, and the Employee signs and does not revoke a standard release of claims with the Company in a form acceptable to the Company, then the Employee shall be entitled to the following severance benefits:

                (i) one (1) times the Employee's annual base salary as in effect as of the date of such termination, less applicable withholding, payable in a lump sum within thirty (30) days of termination;

                (ii) one (1) times the average of the High Bonuses, less applicable withholding, payable in a lump sum within thirty (30) days of termination; and

                (iii) fifty percent (50%) of the unvested shares subject to all stock options granted by the Company to the Employee prior to the Change of Control shall become fully vested and exercisable as of the date of the termination to the extent such stock options are outstanding and unexercisable at the time of such termination and all stock subject to a right of repurchase by the Company (or its successor) that was purchased prior to the Change of Control shall have such right of repurchase lapse with respect to fifty percent (50%) of all of the shares subject to such a right of repurchase.

            (c) Termination Apart from a Change of Control. If the Employee's employment with the Company terminates other than as a result of an Involuntary Termination within the twenty-four (24) months following a Change of Control or within three (3) months on or before a Change of Control, or other than as a result of a voluntary resignation within ninety (90) days following a Change of Control, then the Employee shall not be entitled to receive severance or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company's then existing severance and benefits plans and policies at the time of such termination.

            (d) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, the Employee's termination of employment: (i) the Company shall pay the Employee any unpaid wages due for periods prior to the Termination Date; (ii) the Company shall pay the Employee all of the Employee's accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.

         5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Employee's benefits under this Agreement shall be either:

            (a) delivered in full, or

            (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under
Section 4999 of the Code.

         Unless the Company and the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

         6. Legal Fees.

            (a) Negotiation of Agreement. The Company shall reimburse the Employee up to seven thousand five hundred dollars ($7,500) for reasonable legal fees incurred in connection with the negotiation of the terms of this Agreement, payable within thirty (30) business days of the Company's receipt of a written invoice from the Employee for such incurred fees.

            (b) Disputes. The Company shall reimburse the Employee up to twenty thousand dollars ($20,000) for reasonable legal fees incurred as a result of any dispute between the Employee and the Company relating to this Agreement, payable within thirty (30) business days of the Company's receipt of a written invoice from the Employee for such incurred fees.

         7. Successors.

            (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the Company's obligations under this Agreement and agree expressly to perform the Company's obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

            (b) Employee's Successors. Without the written consent of the Company, the Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity.
Notwithstanding the foregoing, the terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         8. Notices.

            (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

            (b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

         9. Non-Solicitation. Until the date that is three (3) years from the date of termination of the Employee's employment with the Company, the Employee agrees and acknowledges that the Employee shall not either directly or indirectly solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Company or cause an employee to leave his or her employment either for the Employee or for any other entity or person. Upon any breach of this section, all severance payments pursuant to this Agreement shall immediately cease.

         10. Arbitration.

            (a) General. In consideration of the Employee's service to the Company, its promise to arbitrate all employment related disputes the Employee's receipt of the compensation, pay raises and other benefits paid to the Employee's by the Company, at present and in the future, the Employee agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from the termination of the Employee's service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure
Section 1280 through 1294.2, including Section 1283.05 (the "Rules") and pursuant to California law. Disputes which the Employee agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. The Employee further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with the Employee.

            (b) Procedure. The Employee agrees that any arbitration will be administered by the American Arbitration Association ("AAA") and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES or CALIFORNIA CODE OF CIVIL PROCEDURE. The Employee agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The Employee agrees that the arbitrator shall issue a written decision on the merits. The Employee also agrees that the arbitrator shall have the power to award any remedies, including attorneys' fees and costs, available under applicable law, subject to Section 6. The Employee understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that the Employee shall pay the first $200.00 of any filing fees associated with any arbitration initiated by the Employee. The Employee agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA's National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

            (c) Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between the Employee and the Company. Accordingly, except as provided for by the Rules, neither the Employee nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

            (d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, the Employee agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, non-solicitation or Labor Code Section 2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees, subject to Section 6.

            (e) Administrative Relief. the Employee understands that this Agreement does not prohibit the Employee from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers' compensation board. This Agreement does, however, preclude the Employee from pursuing court action regarding any such claim.

            (f) Voluntary Nature of Agreement. The Employee acknowledges and agrees that the Employee is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. The Employee further acknowledges and agrees that the Employee has carefully read this Agreement and that the Employee has asked any questions needed for him to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that the Employee is waiving his right to a jury trial. Finally, the Employee agrees that he has been provided an opportunity to seek the advice of an attorney of his choice before signing this Agreement.

         11. Miscellaneous Provisions.

            (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

            (b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

            (c) Integration. This Agreement and any outstanding stock option agreements and restricted stock purchase agreements referenced herein represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement and any stock option agreement or restricted stock purchase agreement.

            (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

            (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

            (f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

            (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:                          CELERITEK, INC.

                                  By:  /s/Margaret Smith
                                     -------------------------------------------

                                  Title:  CFO
                                        ----------------------------------------

EMPLOYEE:                            /s/ Tamer Husseini
                                     -------------------------------------------
                                     Signature

                                     Tamer Husseini
                                     -------------------------------------------
                                     Printed Name